Item 30. Exhibit (h) 1. g. 1. v.

AMENDMENT TO PARTICIPATION AGREEMENT

AMENDMENT NO. 5

This AMENDMENT is effective as of this 6th day of April 2011, by and among GOLDMAN SACHS VARIABLE INSURANCE TRUST, a statutory trust formed under the laws of Delaware (the “Trust”), GOLDMAN, SACHS & CO., a New York limited partnership (the “Distributor”), and MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Massachusetts (the “Company”), on its own behalf and on behalf of each separate account of the Company identified in the Participation Agreement (as defined below).

WHEREAS, the Company, pursuant to a Participation Agreement (as defined below), purchases shares of certain Funds of the Trust on behalf of its separate Accounts to fund certain variable life insurance and/or variable annuity contracts issued by the Company (“Contracts”); and

WHEREAS, the Distributor, the Trust, and the Company seek to enter into this Amendment to make changes to the Participation Agreement in order to update certain sections of the Participation Agreement and to permit the Parties to deliver the Trust’s Summary Prospectuses (as defined below) pursuant to the requirements of Rule 498 (“Rule 498”) under the Securities Act of 1933, as amended (the “1933 Act”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Distributor, the Trust, and the Company hereby agree as follows:

ARTICLE I

Additional Definitions

Unless otherwise noted, terms used in this Amendment shall have the same meaning as in the Participation Agreement. For purposes of this Amendment:

1.1 “Applicable Law” – the “federal securities laws” as defined in Rule 38a-1(e)(1) under the Investment Company Act of 1940 (the “1940 Act”), any rules promulgated under the federal securities laws, and any Applicable SEC Guidance (as defined below). The term “Applicable Law” also includes any state laws, rules and regulations that may apply to this Amendment.

1.2 “Applicable SEC Guidance” – Any applicable release, published no-action position, written interpretative guidance, or exemptive order provided by the SEC or the SEC Staff. “Applicable SEC Guidance” excludes oral statements, speeches or informal guidance.

1.3 “FINRA” – The Financial Industry Regulatory Authority, Inc. All references to the NASD in the Participation Agreement are replaced with references to FINRA.

1.4 “Fund Documents” – those documents prepared by the Fund that, pursuant to Rule 498(e)(1), must be publicly accessible, free of charge, at the Web site address specified on the cover page or at the beginning of the Summary Prospectus.

1.5 “Fund Documents Web Site” – the Web site maintained by the Trust or its agent where Contract Owners and prospective Contract Owners may access the Fund Documents in compliance with Rule 498.

1.6 “Participation Agreement” – the agreement entered into by and among the Trust, Distributor, and Company on October 23, 1998 and any amendments thereto.

1.7 “Prospectus” – with respect to shares of a Series (or Class) of the Trust or a class of Schedule 1 Contracts, each version of the Statutory Prospectus or Summary Prospectus, or supplement thereto filed with the SEC pursuant to Rule 497 under the 1933 Act. With respect to any provision of this Agreement requiring a party to take action in accordance with a Prospectus, such reference thereto shall be deemed to be to the version for the applicable Series, Class or Contracts last so filed prior to the taking of such action. For purposes of Article IX, the term “Prospectus” shall include any statement of additional information incorporated therein.

1.8 “Statutory Prospectus” – a prospectus that satisfies the requirements of section 10(a) of the 1933 Act.

1.9 “Summary Prospectus” – a prospectus described in paragraph (b) of Rule 498.

1.10 “Trust” – as used in this Amendment includes any affiliated and unaffiliated parties that perform services on behalf of the Trust that are required by this Amendment.

ARTICLE III

Representations and Warranties

3.1 Company. The Company represents and warrants that: (a) it complies with the requirements of Rule 498 and Applicable SEC Guidance thereunder in connection with the delivery of the Summary Prospectuses for the Funds; and (b) it maintains reasonable policies and procedures to ensure that it can appropriately meet its obligations under this Amendment.

3.2 Trust. The Trust represents and warrants that: (a) it complies with the requirements of Rule 498 and Applicable SEC Guidance in connection with the offer and sale of Fund Shares as specified in this Amendment, (b) it maintains policies and procedures as specified in Rule 498(e)(4)(i) reasonably designed to ensure that the Fund Documents are available on the Fund Documents Web Site at all times and in the manner required by Rule 498(e)(1), (e)(2),and (e)(3) and Applicable SEC Guidance, and (c) as provided by Rule 498(e)(4)(ii), it shall take prompt action to ensure that the Fund Documents become available in the manner required by Rule 498(e)(1), (e)(2),and (e)(3) as soon as practicable following the earlier of the time at which it knows or reasonably should have known that the Fund Documents are not available in the manner required by Rule 498(e)(1), (e)(2),and (e)(3) and Applicable SEC Guidance.

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ARTICLE IV

Regulatory Requirements

4.10 Delivery of the Prospectuses. The following Section 4.10 is hereby added to the Participation Agreement:

(a) Specific Requirements for Summary Prospectuses. The Company may bind together the Summary Prospectuses or Statutory Prospectuses for the Funds with Summary Prospectuses and Statutory Prospectuses for other investment companies available as investment options under the Contract and the Prospectus(es) describing the Contract(s) provided that such binding is done in compliance with Rule 498(c)(2) and any Applicable SEC Guidance. The Trust shall provide the Company with a copy of the Summary Prospectus, in PDF or camera-ready form, electronic form, or a form otherwise suitable for printing or duplication. If the Summary Prospectus is not provided in a form suitable for printing or duplication, the Company reserves the right to use the Statutory Prospectus, and the Trust shall bear the expense of printing and distributing the Statutory Prospectus. The Company shall deliver all Summary Prospectuses and all Statutory Prospectuses in compliance with the Greater Prominence requirements of Rule 498(f)(2) and any Applicable SEC Guidance.

(b) Web Site Posting. The Trust shall maintain the Fund Documents Web Site. The Company shall be permitted, but not required to post a copy of the Trust’s Statutory Prospectuses, Summary Prospectuses, Statements of Additional Information, and Annual/Semi-annual Reports on the Company’s Web site.

(c) Response to Requests for Additional Fund Documents. Within three (3) Business Days of receiving a request for a paper copy of a Fund Document, the Trust shall promptly send the same to the person requesting it free of charge. Within three (3) Business Days of receiving a request for an electronic copy of a Fund Document, the Trust shall send, by e-mail to the requestor, either a PDF copy of, or an electronic link to, the same free of charge.

(d) Cessation of Use of Summary Prospectus. The Trust or the Company may, in its discretion, determine not to make use of any one or more Summary Prospectuses. The Trust shall provide the Company with at least sixty (60) days advance written notice of its intent to cease using the Summary Prospectus delivery option so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus in compliance with Section 4.10 of the Participation Agreement. In order to comply with Rule 498(e)(1), the Trust shall continue to maintain the Fund Documents Web Site in compliance with the requirements of this Amendment and Rule 498 for a minimum of 90 days after the termination of any notice period.

ARTICLE V

Sale, Administration and Servicing of the Contracts

5.1 Sale of Contracts. Section 5.1 of the Participation Agreement is hereby replaced with the following: The Company shall be fully responsible as to the Trust and the Distributor for the sale and marketing of the Contracts. The Company shall provide Contracts, the Contracts’ and Trust’s Prospectuses, Contracts’ and Trust’s Statements of Additional Information, and all amendments or supplements to any of the foregoing to Contract Owners and prospective Contract

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Owners, all in accordance with federal and state laws. For the avoidance of doubt, the Company may provide Contract Owners and potential Contract Owners with a Summary Prospectus in lieu of a Statutory Prospectus in accordance with applicable law. The Company shall ensure that all persons offering the Contracts are duly licensed and registered under applicable insurance and securities laws. The Company shall ensure that each sale of a Contract satisfies applicable suitability requirements under insurance and securities laws and regulations, including without limitation the rules of the NASD. The Company shall adopt and implement procedures reasonably designed to ensure that information concerning the Trust and the Distributor that is intended for use only by brokers or agents selling the Contracts (i.e., information that is not intended for distribution to Contract Owners or offerees) is so used.

ARTICLE VII

Expenses

7.1 Trust Expenses. Provision and maintenance of the Fund Documents Web Site shall be added to the list of the Trust’s Expenses as set forth in Section 7.2 of the Participation Agreement.

ARTICLE IX

Indemnification

9.1 Indemnification by the Company. The following items are added to Section 9.1 of the Participation Agreement:

(g) arise as a result of any material failure by the Company or persons under its control (or subject to its authorization) to provide services or furnish materials as required under the terms of this Amendment; or

(h) arise out of any material breach by the Company or persons under its control (or subject to its authorization) of this Amendment.

9.2 Indemnification by the Trust. The following items are added to Section 9.2 of the Participation Agreement:

(g) arise as a result of any material failure by the Trust to provide services or furnish materials as required under the terms of the Amendment; or

(h) arise out of any material breach by the Trust or persons under its control (or subject to its authorization) of the Amendment.

ARTICLE X

Relationship of the Parties; Termination

10.3 Termination of Agreement: The following is added to Section 10.3 of the Participation Agreement: This Amendment shall become effective as of the date written above and shall remain in effect unless specifically terminated as provided in this Section 10.3. This Amendment may be terminated at any time, without the payment of any penalty, by mutual

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agreement of the parties in writing. This Amendment will terminate automatically upon the termination of the Participation Agreement.

ARTICLE XII

Notice, Request or Consent

The contact information for the Trust and Distributor is replaced with the following:

If to the Trust:

James A. McNamara

President

Goldman Sachs Variable Insurance Trust

200 West Street

New York, New York 10282

If to the Distributor:

James A. McNamara

Managing Director

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

If to the Company:

Massachusetts Mutual Life Insurance Company

Office of the General Counsel

1295 State Street

Springfield, MA 01111-0001

(fax) 413-226-4134

ARTICLE XIII

Miscellaneous

13.5 Rules of Construction. The following Section 13.5 is hereby added to the Participation Agreement: To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on behalf by its duly authorized officer.

GOLDMAN SACHS VARIABLE INSURANCE TRUST (Trust)

Date:		By:	/s/ James A. McNamara
Name:
Title:

GOLDMAN, SACHS & CO. (Distributor)

Date:		By:	/s/ James A. McNamara
Name:
Title:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY (Company)

Date:	4/6/2011	By:	/s/ Richard J. Byrne
Name: Richard J. Byrne
Title: Vice President

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